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EXHIBIT (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 28, 2013, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers designated by it which are licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
OP-TECH ENVIRONMENTAL SERVICES, INC.
at
$0.116 NET PER SHARE
by
NRC MERGER SUB, INC.
a wholly-owned subsidiary of
NRC US HOLDING COMPANY, LLC

        NRC Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of NRC US Holding Company, LLC, a Delaware limited liability company ("NRC"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of OP-TECH Environmental Services, Inc., a Delaware corporation ("Op-Tech"), at a purchase price of $0.116 per Share (such amount, or any higher amount per Share paid pursuant to the Offer (as defined below) in accordance with the Agreement and Plan of Merger, dated June 19, 2013, by and among Op-Tech, NRC and Purchaser, the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 28, 2013 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders whose Shares are registered in their names and who tender directly to the Computershare Trust Company, N.A. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 29, 2013, UNLESS THE OFFER IS EXTENDED.

        The purpose of the Offer is for NRC, through Purchaser, to acquire control of, and the entire equity interest in, Op-Tech.

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 19, 2013, by and among Op-Tech, NRC and Purchaser (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into Op-Tech, with Op-Tech surviving as a wholly-owned subsidiary of NRC (the "Merger"), and each outstanding Share (other than Shares held in the treasury of Op-Tech, owned by NRC, Purchaser or any subsidiary of NRC or Op-Tech, or held by stockholders who properly demanded and perfected appraisal rights under the General Corporation Law of the State of Delaware ("DGCL")) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and subject to any required withholding taxes, payable to the holder of that outstanding Share upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

        The Offer is conditioned upon, among others things, the valid tender in accordance with the terms of the Offer, immediately prior to the scheduled Expiration Date (as defined below) and not properly withdrawn, a number of Shares that, together with Shares then directly or indirectly owned by NRC, represents at least 90% of all Shares on a fully diluted basis (the "Minimum Tender Condition"). The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase. Notwithstanding any other provision of the Merger Agreement, NRC or Purchaser may, in their sole discretion, determine the Minimum Tender Condition is satisfied if a majority, instead of 90%, of all Shares on a fully diluted basis are validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Date and not properly withdrawn.

        Pursuant to a Tender and Support Agreement, dated June 19, 2013 (the "Tender and Support Agreement"), by and between NRC, Purchaser, Op-Tech and certain Op-Tech stockholders (such stockholders collectively, the "Tendering Stockholders"), the Tendering Stockholders have already agreed to tender all Shares owned by them (including all Shares issued upon conversion of any convertible notes held by such Tendering Stockholders) pursuant to the Offer and to convert any convertible notes held by them into Shares. The Shares subject to tender under the Tender and Support Agreement represent approximately 88.7% of the outstanding Shares on a fully diluted basis. See Section 11 of the Offer to Purchase.

        The initial offering period of the Offer will expire at the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on July 29, 2013, unless Purchaser, in accordance with the Merger Agreement, has extended the initial offering period of the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date.

        After careful consideration, the Board of Directors of Op-Tech (the "Op-Tech Board") has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option, are fair to and in the best interests of Op Tech and its stockholders and (2) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option. The Op-Tech Board recommends that the Op-Tech stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement.

        If, following consummation of the Offer or otherwise, NRC, Purchaser or any other wholly-owned subsidiary of NRC collectively hold at least 90% of the Shares on a fully diluted basis, each of NRC, Purchaser and Op-Tech will take all necessary and appropriate action to cause the Merger to become effective, as soon as reasonably practicable after the acceptance for payment of Shares pursuant to the Offer (or such other time as when Purchaser shall have acquired at least 90% of the Shares on a fully diluted basis) without a meeting of Op-Tech stockholders and in accordance with Section 253 of the DGCL.

        The Merger Agreement provides that Purchaser may, provided the Merger Agreement has not been terminated by either party in accordance with its terms, extend the Offer for one or more periods determined by Purchaser of up to 20 business days each (the length of any such extension to be determined by Purchaser (or NRC on its behalf) in its sole discretion) if, at any then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Annex A of the Merger Agreement (and described in Section 13 of the Offer to Purchase) are not satisfied or, to the extent permitted, waived by NRC. Purchaser is not, however, required to extend the Offer or the Expiration Date. In addition, without Op-Tech's consent, Purchaser may not extend the Offer beyond August 19, 2013 unless the failure of the offer conditions to be satisfied prior to August 19, 2013 was due to a breach by Op-Tech of the terms of the Merger Agreement.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer.

        Purchaser expressly reserves the right, in its sole discretion, to waive or otherwise modify or amend any of the terms and conditions of the Offer, subject to certain restrictions as more fully described in Section 11 of the Offer to Purchase.

        Following Purchaser's acceptance of Shares tendered in the Offer, Purchaser (or NRC on its behalf) may, in its sole discretion, provide a subsequent offering period (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if NRC and Purchaser do not, directly or indirectly, own at least 90% of the outstanding Shares. If a Subsequent Offering Period is made available, tendering stockholders will not have withdrawal rights, and Purchaser will promptly pay for any Shares tendered during the Subsequent Offering Period at the Offer Price. If Purchaser elects to provide for a Subsequent Offering Period, it will announce the Subsequent Offering Period by issuing a press release to a national news service prior to 9:00 a.m., New York City time, on the next business day after the Expiration Date.

        In order to take advantage of the Offer, you must either (1) complete and sign the Letter of Transmittal included with the copy of the Offer to Purchase in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal and any other required documents to the Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you if your Shares are held through any of them. You may also tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

        For purposes of the Offer, Purchaser shall be deemed to have accepted for payment and thereby to have purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by depositing the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. For your withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depositary Trust Company to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of NRC, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the Expiration Date.

        The receipt of cash in exchange for Shares pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        Op-Tech has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

        Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below and will be furnished promptly at Purchaser's expense. Neither NRC nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
All Holders Call Toll Free: (800) 248-7690

June 28, 2013

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  EXHIBIT (a)(1)(F)
NOTICE OF OFFER TO PURCHASE FOR CASH All Outstanding Shares of Common Stock of OP-TECH ENVIRONMENTAL SERVICES, INC. at $0.116 NET PER SHARE by NRC MERGER SUB, INC. a wholly-owned subsidiary of NRC US HOLDING COMPANY, LLC
The Information Agent for the Offer is